                                                                    EXHIBIT 2(b)


                  STOCK OPTION AGREEMENT dated April 5, 1997 (this "Agreement"), between DQE, Inc., a Pennsylvania corporation ("Issuer"), and Allegheny Power System, Inc., a Maryland corporation ("Grantee").

                                    RECITALS

                  A. The Merger Agreement. Contemporaneously with the execution and delivery of this Agreement and with the grant of the Option (as defined in Section 1(a)), Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Grantee and Issuer intend to effect a merger of AYP Sub, Inc., a Pennsylvania corporation to be formed as a wholly owned subsidiary of Grantee, with and into Issuer (the "Merger").

                  B. The Option Agreement. As an inducement and condition to Grantee's willingness to enter into the Merger Agreement, and in consideration thereof, the board of directors of Issuer has approved the grant to Grantee of the Option pursuant to this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Merger Agreement, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

                  1. The Option. (a) Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to Section 9 and the other provisions hereof, up to 15,379,007 fully paid and nonassessable shares of Common Stock, without par value ("Common Stock"), of Issuer at a price per share in cash equal to $27.850 (such price, the "Initial Price" and the Initial Price, as adjusted as hereinafter provided, the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the Common Stock issued and outstanding at the time of exercise, without giving effect to the shares of Common Stock issued or issuable under the Option (the "Maximum Applicable Percentage"). The number of shares of Common Stock purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth herein.

                  (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the aggregate number of shares of Common Stock purchasable upon exercise of the Option (inclusive of shares, if any, previously purchased upon exercise of the Option) shall automatically be increased (without any further action on the part of Issuer or Grantee being necessary) so that, after such issuance, it equals the Maximum Applicable Percentage. Any such increase shall not affect the Option Price.

                  2. Exercise; Closing. (a) Conditions to Exercise. Grantee may exercise the Option, in whole or in part, if, but only if, a Triggering Event (as defined in Section 2(c)) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in Section 2(b)), provided that Grantee shall have sent the written notice of such exercise (as provided in Section 2(e)) within 180 days following the first such Triggering Event.

                  (b) Exercise Termination Event. The term "Exercise Termination Event" shall mean any of the following events:

             (i) The Effective Time (as defined in the Merger Agreement);

             (ii) The termination of the Merger Agreement in accordance with the provisions thereof if such termination precedes the occurrence of a Triggering Event; or

            (iii) The first anniversary of the date of termination of the Merger Agreement if such termination follows, or occurs at the same time as, the occurrence of a Triggering Event or, if on such anniversary date the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, thirty business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than April 5, 1999.

                  (c) Triggering Event. The term "Triggering Event" shall mean the occurrence of any event which could cause the Merger Agreement to become terminable (x) by Issuer pursuant to Section 8.3(a) (or 6.2) of the Merger Agreement, or (y) by Grantee pursuant to Section 8.4(b)(i) or (iii) of the Merger Agreement, or (z) by Issuer or Grantee pursuant to Section 8.2(d) of the Merger Agreement.

                  (d) Notice of Triggering Event by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

A: 66243.6

                  (e) Notice of Exercise by Grantee. If Grantee shall be entitled to and wishes to exercise the Option in whole or in part, it shall send to Issuer a written notice (the date of which is referred to herein as the "Notice Date") specifying (i) the total number of shares that Grantee will purchase pursuant to such exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (a "Closing"); provided, that, in accordance with Section 9, if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or prior notification to or approval of the Pennsylvania Public Utilities Commission ("PaPUC"), the Securities and Exchange Commission ("SEC"), the Federal Energy Regulatory Commission ("FERC") or the Nuclear Regulatory Commission ("NRC") or any other regulatory agency is required in connection with such purchase, Issuer or Grantee, as the case may be, promptly shall file the required notices or applications for approval and shall expeditiously process the same and the period of time referred to in clause (ii) shall commence on the date on which Grantee furnishes to Issuer a supplemental written notice setting forth the Closing Date, which notice shall be furnished as promptly as practicable after all required notification periods shall have expired or been terminated and all required approvals shall have been obtained and all requisite waiting periods shall have passed.

                  (f) Payment of Purchase Price. At each Closing, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer; provided, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option, as a whole or in part.

                  (g) Delivery of Common Stock. At such Closing, simultaneously with the payment of the purchase price by Grantee, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by Grantee and, if the Option shall be exercised in part only, a new Option evidencing the rights of Grantee to purchase the balance of the shares purchasable hereunder.

                  (h) Restrictive Legend. Certificates for Common Stock delivered at a Closing may be endorsed with a restrictive legend that shall read substantially as follows:

                  "The transfer of the shares represented by this certificate is subject to certain provisions of the Stock Option Agreement, dated April 5, 1997, between the Company and Allegheny Power System, Inc., a copy of which agreement is on file at the principal office of Issuer, and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of the aforementioned agreement will be mailed to the holder hereof without charge promptly after receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) both are satisfied. In addition, such certificates shall bear any other legend as may be required by applicable law.

                  (i) Ownership of Record; Tender of Purchase Price; Expenses. Upon the giving by Grantee to Issuer of a written notice of exercise referred to in Section 2(e) and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates repre-senting such shares of Common Stock shall not have been delivered to Grantee. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

                  3. Covenants of Issuer. In addition to its other agreements and covenants herein, Issuer agrees:

                  (a) Shares Reserved for Issuance. To maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Issuer, or to cause Issuer to issue shares of Common Stock;

                  (b) No Avoidance. Not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Issuer; and

                  (c) Further Assurances. Promptly to take all actions as may from time to time be required (including, in the event that prior approval of, notice to or registration with the PaPUC, the SEC, the FERC or the NRC or any other regulatory authority is necessary under any applicable federal, state or local law before the Option may be exercised, cooperating fully with Grantee in preparing and processing the required applications or notices) in order to permit Grantee to exercise the Option and purchase shares of Common Stock pursuant to such exercise.

                  4. Adjustments. In addition to the adjustment to the total number of shares of Common Stock purchasable upon exercise of the Option pursuant to Section 1(b), the total number of shares of Common Stock purchasable upon the exercise hereof and the Option Price shall be subject to adjustment from time to time as follows:

                  (a) In the event of any change in the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted, and proper provision shall be made in the agreements governing any such transaction so that Grantee shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that Grantee would have received in respect of the shares of Common Stock purchasable upon exercise of the Option if the Option had been exercised and such shares of Common Stock had been issued to Grantee immediately prior to such event or the record date therefor, as applicable;

             (b) Issuer may make such increases in the number of shares of Common Stock purchasable upon exercise hereof, in addition to those required under clause (a), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients; and

            (c) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in clause (a) or (b) of this
         Section 4, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Common Stock purchasable after the adjustment.

                  5. Registration. (a) Upon the occurrence of a Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(e), as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering any or all shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 5 for a period of time (not in excess of 180 days) if in its judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for 270 days from the day such registration statement first becomes effective or until such earlier date as all shares registered shall have been sold by Grantee. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. In connection with any underwritten public offering of shares issued upon exercise of the Option, Grantee shall use reasonable efforts to cause the underwriters thereof to cause a broad public distribution of the shares in which no person or group (as defined for purposes of Schedule 13D-G under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires more than one percent of the outstanding shares of Common Stock on a fully diluted basis.

                  (b) In the event that Grantee so requests, the closing of the sale or other disposition of the Common Stock or other securities pursuant to a registration statement filed pursuant to Section 5(a) shall occur substantially simultaneously with the exercise of the Option; provided, however, that the provisions of this Section 5(b) shall not be construed to shorten the time periods specified in Section 5(a).

                  6. Repurchase of Option and/or Shares. (a) Repurchase; Repurchase Price. Upon the occurrence of a Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of Grantee, delivered in writing within 180 days of such occurrence (or such later period as provided in Section 7), Issuer shall, subject to Section 9, repurchase the Option from Grantee, as a whole or in part, at a price (the "Option Repurchase Price") equal to the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be subject to the Repurchase Notice (as defined below)) multiplied by the amount by which the market/offer price at the close of business on the business day prior to the date of the Repurchase Notice exceeds the Option Price and (ii) at the request of Grantee, delivered in writing within 180 days of such occurrence (or such later period as provided in Section 7), Issuer shall repurchase such number of Option Shares from Grantee as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the number of shares designated multiplied by the Market/offer price. The term "market/offer price" shall mean the highest of (x) the price per share of Common Stock at which a tender or exchange offer for Common Stock has been made, (y) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer and (z) the average closing price for shares of Common Stock on the ten consecutive trading days on the New York Stock Exchange immediately preceding the delivery of the Repurchase Notice. In the event that a tender or exchange offer is made for the Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined by a nationally recognized investment banking firm selected by Issuer.

                  (b) Method of Repurchase. Grantee may from time to time exercise its right to require Issuer to repurchase the Option, in whole or in part, and/or any Option Shares then owned by Grantee pursuant to this Section 6 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee elects to require Issuer to repurchase this Option and/or such Option Shares in accordance with the provisions of this Section 6 (each such notice, a "Repurchase Notice"). As promptly as practicable, and in any event within 2 business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of the Repurchase Notice relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or the Option Share Repurchase Price or, in either case, the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of shares of Common Stock represented by that portion of the Option then being repurchased.

                  (c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the delivery of a Repurchase Notice, Issuer is prohibited under applicable law or regulation, or (subject to Section 3(b)) any material agreements by which Issuer is bound, or as a consequence of administrative policy, from repurchasing the Option (or portion thereof) and/or any Option Shares subject to the Repurchase Notice (and Issuer hereby undertakes to use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Issuer shall immediately so notify Grantee in writing and thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price that Issuer is no longer prohibited from delivering, within 2 business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of such prohibition, Grantee may within 5 days of receipt of such notification from Issuer (and notwithstanding any prior delivery by Issuer of any portion of the Option Repurchase Price and/or the Option Share Repurchase Price) revoke in writing its Repurchase Notice, in whole or in part, whereupon Issuer shall promptly deliver to Grantee (i) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the sum of (A) the number of shares of Common Stock purchasable upon exercise of the Option at the time of delivery of the Repurchase Notice that were not subject to such Notice plus (B) the number of shares subject to the notice of revocation and (ii) a certificate for the Option Shares represented by the certificate submitted with the Repurchase Notice that are subject to the notice of revocation. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, Grantee may exercise the Option for 180 days after a notice of revocation has been timely issued pursuant to this Section 6(c).

                  (d) Acquisition Transactions. In addition to any other restrictions or covenants, Issuer hereby agrees that it shall not enter or agree to enter into any Acquisition Transaction unless the other party or parties thereto agree to assume in writing Issuer's obligations under Section 6(a) in the event that Issuer issues a notice of the type referred to in Section 6(c), and, notwithstanding any notice of revocation delivered pursuant to the proviso to Section 6(c), Grantee may require such other parties to perform Issuer's obligations under Section 6(a) unless such party or parties are prohibited by law or regulation from such performance.


                  7. Extension of Exercise Periods. The 180-day periods for exercise of certain rights under Sections 2 and 6 shall be extended in each such case at the request of Grantee (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

             8. Assignment. Neither party hereto may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party. Any attempted assignment in contravention of the preceding sentence shall be null and void.

             9. Filings; Other Actions. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents and approvals of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement. To the extent that any such consents or approvals shall be required for the issuance of Common Stock upon exercise of the Option or for the repurchase of Option Shares, then to such extent and only to such extent, such issuance or repurchase, as the case may be, shall not be required until such time as such consent or approval has been obtained. To the extent that any such consents or approvals or the termination of the waiting period under the HSR Act shall be required for the acquisition, ownership or exercise by Grantee of its rights pursuant to this Agreement, then to such extent and only to such extent, such acquisition, ownership or exercise shall not be effective until such time as such consent or approval has been obtained or such termination has occurred.

             10. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable through injunctive or other equitable relief.

             11. Severability; Etc. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restric-tions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 6 or 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 4 hereof), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

             12. Notices. All notices, requests, claims, demands, and other communications hereunder shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case at the respective addresses of the parties set forth in the Merger Agreement.

             13. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

             14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED SOLELY WITHIN SUCH COMMONWEALTH.

             15. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

             16. Entire Agreement, Etc. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

             17. Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $20,000,000 and, if it otherwise would exceed such amount, the Grantee, at it sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to the Issuer, or (d) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $20,000,000 after taking into account the foregoing actions.

                  (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) or any Option Shares pursuant to Section 6, less, in the case of any repurchase of Option Shares, (y) the Grantee's purchase price for such Option Shares, as the case may be, (ii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, and (iii) any Notional Total Profit (as defined below).

                  (c) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposal assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

             18. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the day and year first hereinabove written.


                                            DQE, INC.



                                            By:  /s/ David D. Marshall
                                                 -----------------------------
                                                 David D. Marshall
                                                 Chairman and Chief Executive
                                                   Officer


                                            ALLEGHENY POWER SYSTEM, INC.



                                            By:  /s/ Alan J. Noia
                                                 -----------------------------
                                                 Alan J. Noia
                                                 Chairman and Chief Executive
                                                   Officer